Exhibit 99.1

MITEL NETWORKS CORPORATION

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual General Meeting (the “Meeting”) of the shareholders of Mitel Networks Corporation (“Mitel”) will be held on Thursday, July 26, 2012 at The Brookstreet Hotel, 525 Legget Drive, Ottawa (Kanata), Ontario, Canada, K2K 2W2, commencing at 2:30 p.m., Ottawa time, for the following purposes:

1.	To place before the Meeting the consolidated financial statements for the fiscal year ended April 30, 2012 together with the auditor’s reports thereon.

2.	To elect directors for the ensuing year (“Annual Resolution No. 1”).

3.	To reappoint Deloitte & Touche LLP as our independent auditor (and, for purposes of U.S. securities laws, our independent registered public accounting firm) and to authorize the directors to fix the auditor’s remuneration (“Annual Resolution No. 2”).

To transact such further and other business as may properly come before the Meeting or any adjournment thereof.

A copy of the full text of each of the proposed Annual Resolution No. 1 and Annual Resolution No. 2 is attached as Schedule A and Schedule B respectively to the Proxy Circular that accompanies this Notice. Any action on the items of business described above may be considered at the Meeting or at any adjournment or postponement of the Meeting. Please note that our proxy materials are also available through the Internet at http://investor.mitel.com. In the interest of convenience to you and of minimizing the environmental impact associated with printing and mailing our proxy material and annual reports in the future, you may indicate your preference for receiving all future materials electronically, by indicating as such in the manner provided for on the enclosed proxy card or, for beneficial holders, on the voting instruction form.

Shareholders of record attending the Meeting should be prepared to present government-issued picture identification for admission. Shareholders owning common shares through a broker, bank, or other record holder should be prepared to present government-issued picture identification and evidence of share ownership as of the record date, such as an account statement, voting instruction form issued by the broker, bank or other record holder, or other acceptable document, for admission to the Meeting. Check-in at the Meeting will begin at 2:00 p.m., Ottawa time, and you should plan to allow ample time for check-in procedures.

As owners of Mitel, your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. We request that you vote as soon as possible on-line at www.investorvote.com or in writing by following the instructions noted on the proxy card or, for beneficial shareholders, the voting instruction form, included with this notice. Your proxy card or voting instruction form, as applicable, must be received by 5:00 p.m., Ottawa time, two days before the Meeting, Tuesday, July 24, 2012. For specific information regarding voting of your common shares, please refer to the section entitled “Voting of Proxies” in the accompanying Proxy Circular.

Thank you for your continued interest in Mitel.

DATED at Ottawa, Ontario this 22nd day of June, 2012.

BY ORDER OF THE BOARD OF DIRECTORS

Richard D. McBee, President and Chief Executive Officer

EXPLANATORY NOTE REGARDING THE CONTENT AND FORMAT OF THIS DOCUMENT

Mitel qualifies as a foreign private issuer for purposes of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead of filing annual and periodic reports on forms available for foreign private issuers, we file an annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. As a Canadian corporation and foreign private issuer in the U.S. that is not subject to the requirements of Section 14(a) of the Exchange Act or Regulation 14A, our Management Proxy Circular (the “Proxy Circular” or the “Circular”) and related materials have been prepared in accordance with Canadian corporate and securities law requirements.

A copy of our annual report on Form 10-K for the year ended April 30, 2012 was mailed contemporaneously with this Proxy Circular and is also available at http://investor.mitel.com. You may also review and print the Form 10-K and all exhibits from the SEC’s website at www.sec.gov or from SEDAR at www.sedar.com. In addition, we will send a complete copy of the annual report on Form 10-K (including all exhibits, if specifically requested), to any shareholder (without charge) upon written request addressed to: Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7. All of our public documents are filed with SEDAR and may be found on the following website: www.sedar.com.

Additional financial information is contained in our audited consolidated financial statements for the year ended April 30, 2012 and management’s discussion and analysis of financial condition and results of operations for the year ended April 30, 2012. Copies of our financial statements and management’s discussion and analysis of financial condition and results of operations are available upon request to Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.

In this Proxy Circular, we refer to Mitel Networks Corporation, the Canada Business Corporations Act corporation whose shares you own (together with its subsidiaries, where applicable), as “Mitel”. Additionally, we sometimes refer to Mitel as “we,” “us,” “our,” “our corporation,” or “the Corporation.” References to “GAAP” mean generally accepted accounting principles in the United States.

Unless indicated otherwise, all dollar amounts included in this Proxy Circular are expressed in U.S. dollars.

MITEL NETWORKS CORPORATION

350 Legget Drive

Ottawa, Ontario

K2K 2W7

MANAGEMENT PROXY CIRCULAR

JUNE 22, 2012

A.	INFORMATION ON VOTING AND PROXIES

1.	Who May Vote

You are entitled to vote at the annual meeting if you were a holder of common shares (“Common Shares”) of Mitel Networks Corporation at the close of business on June 21, 2012. Each Common Share is entitled to one vote.

2.	Solicitation of Proxies

This Proxy Circular is furnished in connection with the solicitation of proxies by or on behalf of the management of Mitel, a corporation governed by the Canada Business Corporations Act (the “CBCA”), for use at the annual meeting, or any adjournment or adjournments of the meeting (the “Meeting”) of the shareholders of Mitel (each, a “Shareholder”) to be held on Thursday, July 26, 2012 at The Brookstreet Hotel, 525 Legget Drive, Ottawa (Kanata), Ontario, K2K 2W2, commencing at 2:30 p.m., Ottawa time, for the purposes set out in the notice of the Meeting (the “Notice of Meeting”) accompanying this Proxy Circular.

The enclosed proxy is being solicited by or on behalf of the management of Mitel and the cost of such solicitation will be borne by us. It is expected that the solicitation of proxies will be primarily by mail communication by our directors, officers or employees. Except as otherwise stated, the information contained in this Proxy Circular is given as of June 8, 2012.

3.	Appointment of Proxies

The persons named in the enclosed form of proxy or voting instruction form are directors or officers of Mitel. If you wish to appoint some other person or company (who need not be a shareholder) to represent you at the Meeting, you may do so by striking out the name of the persons named in the enclosed form of proxy or voting instruction form and inserting the name of your appointee in the blank space provided or complete another form of proxy and, in either case, deliver the completed and signed form in the envelope provided by 5:00 p.m., Ottawa time, on Tuesday, July 24, 2012, being two business days preceding the date of the Meeting. It is the responsibility of the Shareholder appointing some other person to represent the Shareholder to inform such person that he or she has been so appointed. The proxy or voting instruction form must be signed by the Shareholder or the Shareholder’s attorney authorized in writing or, if the Shareholder is a corporation, by an officer or attorney of that corporation, duly authorized.

Registered Shareholders

A registered Shareholder is the person in whose name a share certificate is registered. If you are a registered Shareholder, you are entitled to vote your shares in one of two ways:

(a)	Attend the Meeting – You may attend the Meeting and vote in person.

(b)	By Proxy – If you do not plan to attend the Meeting in person, you may vote by proxy in one of two ways:

i.	By authorizing the management representatives of Mitel named in the proxy form to vote your Common Shares. You may convey your voting instructions by:

•	Internet – Go to www.investorvote.com and follow the instructions. You will need the 15 digit control number which is located on your proxy form; or

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Mail – Complete the proxy form in full, sign and return it in the envelope provided by 5:00 p.m., Ottawa time, on Tuesday, July 24, 2012 being two business days preceding the date of the Meeting. The shares represented by your proxy will be voted in accordance with your instructions as indicated on your form of proxy and on any ballot that may be called at the Meeting.

ii.	You have the right to appoint some other person to attend the Meeting and vote your Common Shares on your behalf. You may do this either by:

•	Internet – Go to www.investorvote.com and follow the instructions. You will need the 15 digit control number which is located on your proxy form; or

•

Mail – Print your appointee’s name in the blank space on the proxy form and indicate how you would like to vote your Common Shares. Complete the proxy form in full, sign and return it in the envelope provided. Your proxyholder will decide how to vote on amendments or variations to the matters to be voted on at the Meeting.

Non-Registered Shareholders

Your shares may not be registered in your name but in the name of an intermediary (which is usually a bank, trust company, securities dealer or broker, or trustee or administrator of self-administered RRSPs, RRIFs, RESPs and similar plans). If your shares are registered in the name of an intermediary, you are a non-registered Shareholder.

Mitel has distributed copies of the Notice of Meeting, this Circular and the form of proxy (collectively, the “Meeting Materials”) to intermediaries for distribution to non-registered Shareholders. Unless you have waived your right to receive the Meeting Materials, intermediaries are required to deliver them to you as a non-registered Shareholder of Mitel and to seek your instructions regarding how to vote your shares. Typically, a non-registered Shareholder will be given a voting instruction form which must be completed and signed by the non-registered Shareholder in accordance with the instructions on the form. The purpose of these procedures is to allow non-registered Shareholders to direct the voting of those shares that they own but which are not registered in their own name.

As a non-registered Shareholder, you may vote in person at the Meeting or by proxy in one two ways.

(a)	Attend the Meeting –

i.	If you hold a Share Ownership Statement, simply attend the Meeting and vote;

ii.	If you received a proxy form from your intermediary, insert your name in the blank space provided on the form, sign the proxy form if it is not signed by the intermediary and return the completed proxy form in the enclosed envelope. Your proxy form must be received by Computershare Investor Services, Inc. from your intermediary by 5:00 p.m. EST two days before the Meeting, being Tuesday, July 24, 2012, in order for you to attend the Meeting to vote the shares covered by the proxy form. When you arrive at the Meeting, you should advise the staff that you are a proxy appointee; or

iii.	If you received a voting instruction form, follow the instructions on it.

(b)	By Proxy – If you hold a Share Ownership Statement or if you received a proxy form from your intermediary and do not plan to attend the Meeting in person, you may vote by proxy in one of two ways:

i.	By authorizing the management representatives of Mitel named in the proxy form to vote your Common Shares. You may convey your voting instructions by:

•	Internet – Go to www.proxyvote.com and follow the instructions. You will need the 12 digit control number which is located on your proxy form.

•

Mail – Complete the proxy form in full, sign and return it in the envelope provided by 5:00 p.m., Ottawa time, on Tuesday, July 24, 2012 being two business days preceding the date of the Meeting. The shares represented by your proxy will be voted in accordance with your instructions as indicated on your form of proxy and on any ballot that may be called at the Meeting.

ii.	You have the right to appoint some other person to attend the Meeting and vote your Common Shares on your behalf. You may do this either by:

•	Internet – Go to www.proxyvote.com and follow the instructions. You will need the 12 digit control number which is located on your proxy form.

•

Mail – Print your appointee’s name in the blank space on the proxy form and indicate how you would like to vote your Common Shares. Complete the proxy form in full, sign and return it in the envelope provided. Your proxyholder will decide how to vote on amendments or variations to the matters to be voted on at the Meeting.

iii.	If you received a voting instruction form, follow the instructions on it.

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered Shareholder with respect to the voting of certain shares will be treated as not entitled to vote on any matter before the Meeting and will not be counted as having been voted in respect of any such matter. Shares represented by intermediary “non-votes” will, however, be counted in determining whether there is a quorum present at the Meeting.

4.	Revocation of Proxies

In addition to revocation in any other manner permitted by law, a Shareholder may revoke a proxy pursuant to subsection 148(4) of the CBCA by voting again on a later date by depositing an instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing (or, if the Shareholder is a corporation, by an authorized officer or attorney of such corporation authorized in writing) at the registered office of Mitel at any time up to and including the last business day preceding the day of the Meeting at which such proxy is to be used, or with the Chairman of the Meeting on the day of, but prior to commencement of, the Meeting, or in any other manner permitted by law and, upon either of such deposits, such proxy shall be revoked. If the instrument of revocation is deposited with the Chairman of the Meeting on the day of the Meeting, the instrument will not be effective with respect to any matter on which a vote has already been cast pursuant to such proxy.

A non-registered Shareholder may revoke a voting instruction form that has been given to an intermediary at any time by written notice to the intermediary or to the service company that the intermediary uses, in sufficient time for the intermediary to act on it. In addition, a non-registered Shareholder may change his or her vote by attending the Meeting and voting in person, provided the non-registered Shareholder has followed one of the procedures outlined above under “Non-Registered Shareholders”.

5.	Voting of Proxies

The form of proxy accompanying this Circular affords a Shareholder an opportunity to specify that the shares registered in the Shareholder’s name shall be voted FOR or WITHHELD in accordance with your instructions as indicated on your form of proxy. In the absence of instructions, your shares will be voted FOR each of the matters to be considered at the Meeting. Votes WITHHELD and abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting but are not included in the number of shares present or represented and voting on each matter.

The form of proxy accompanying this Circular confers discretionary authority upon the nominees named in the enclosed form of proxy with respect to amendments or variations of matters identified in the Notice of Meeting or other matters which may properly come before the Meeting. As of the date of this Circular, management of Mitel knows of no amendment or variation of the matters referred to in the Notice of Meeting or other business that will be presented at the Meeting. If any such matters should properly come before the Meeting, each nominee named in the enclosed form of proxy will vote on those matters in accordance with his or her best judgment.

6.	Authorized Capital and Voting Shares

The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series (the “Preferred Shares”). As of June 21, 2012 (the “Record Date”), Mitel had 53,605,094 Common Shares issued and outstanding and no Preferred Shares issued and outstanding. Each Common Share carries one vote in respect of each matter to be voted upon at the Meeting. Only holders of outstanding Common Shares of record at the close of business on the Record Date will be entitled to vote at the Meeting.

7.	Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Shares as of June 8, 2012 and shows the number of shares and percentage of outstanding Common Shares owned by:

•	each person or entity who is known by us to own beneficially 5% or more of our Common Shares;

•	each member of our Board;

•	each of our named executive officers (each, an “NEO”); and

•	all members of our Board and our executive officers as a group.

Beneficial ownership is determined in accordance with Securities and Exchange Commission (“SEC”) rules, which generally attribute beneficial ownership of securities to each person or entity who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares that a person would receive upon exercise of stock options or warrants, or upon conversion of convertible securities held by that person that are exercisable or convertible within 60 days of the determination date, which in the case of the following table is August 7, 2012. Shares issuable pursuant to exercisable or convertible securities are deemed to be outstanding for computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person. The percentage of beneficial ownership for the following table is based on 53,603,594 Common Shares outstanding as of June 8, 2012. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

		Amount and Nature of Beneficial Ownership
Title of Class	Name and Address of Beneficial Owner(1)	Number	%
	Five Percent Shareholders:
Common Shares	Matthews Group(2)
	Dr. Terence H. Matthews	263,148	0.5%
	Wesley Clover Corporation	12,080,610	22.5%

	Total	12,343,758	23.0%

Common Shares	Francisco Partners Group(3)
	Francisco Partners Management, LLC	208,921	0.4%
	Francisco Partners GP II Management (Cayman) Limited	62,470	0.1%
	Francisco Partners GP III Management, LLC	858	0.0%
	Arsenal Holdco I S.a.r.l.	15,541,692	28.5%
	Arsenal Holdco II S.a.r.l.	5,987,405	11.1%

	Total	21,801,346	40.0%

Common Shares	Morgan Stanley Principal Investments, Inc.(4)	4,246,152	7.9%
Common Shares	Wellington Management Company, LLP(5)	3,763,161	7.0%
Common Shares	Executive Officers and Directors:
	Dr. Terence H. Matthews(2)	12,343,758	23.1%
	Richard D. McBee	612,499	1.1%
	Peter D. Charbonneau(6)	141,691	0.3%
	Benjamin H. Ball(3)	21,801,346	40.0%
	Andrew J. Kowal(3)	21,801,346	40.0%
	Jean-Paul Cossart(7)	94,929	0.2%
	John McHugh	77,005	0.1%
	Henry L. Perret	115,373	0.2%
	Donald W. Smith	150,834	0.4%
	Norman Stout	126,821	0.2%
	Steven E. Spooner(8)	113,903	0.2%
	Graham Bevington	35,168	0.1%
	Ronald G. Wellard	56,250	0.1%
	Philip B. Keenan	21,250	0.0%
	All directors and executive officers as a group (14 persons)(9)	35,690,826	65.9%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.
(2)	The “Matthews Group” means Dr. Matthews and certain entities, including Wesley Clover Corporation, controlled by Dr. Matthews. Includes warrants to acquire 84,830 Common Shares that are currently exercisable, stock options to acquire 178,318 Common Shares that are currently exercisable and 12,080,610 Common Shares owned by Wesley Clover Corporation. Dr. Matthews has voting and investment power over the Common Shares owned by Wesley Clover Corporation and therefore beneficially owns the Common Shares held by Wesley Clover Corporation. The address for the Matthews’ Group and Dr. Matthews is 350 Legget Drive, Kanata, Ontario, Canada K2K 2W7.
(3)	The “Francisco Partners Group” means Francisco Partners Management, LLC and certain of its affiliates. Includes 20,160,874 Common Shares, warrants to acquire 1,431,551 Common Shares that are currently exercisable and stock options to acquire 208,921 Common Shares that are exercisable. Benjamin Ball and Andrew Kowal, both partners of Francisco Partners Management, LLC, have voting and investment power over the Common Shares owned by each of Francisco Partners, Francisco Partners GP II Management (Cayman) Limited, Francisco Partners GP III Management, LLC, Arsenal Holdco I S.a.r.l. and Arsenal Holdco II S.a.r.l. and therefore beneficially own the Common Shares held by each of these entities. The address for each of the Francisco Partners Group, Benjamin Ball and Andrew Kowal is c/o Francisco Partners Management, LLC, One Letterman Drive, Building C-Suite 410, San Francisco, California, 94129.
(4)	Includes 3,963,809 Common Shares, as reported in Form 13F filed with the SEC as at March 31, 2012, and warrants to acquire 282,343 Common Shares that are currently exercisable. The address for Morgan Stanley Principal Investments, Inc. is 1585 Broadway, New York, New York, 10036.
(5)	The number of shares, 3,763,161 was reported in Form 13F with the SEC as at March 31, 2012. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts, 02210.
(6)	Of this total, 2,019 Common Shares are registered to Peter Charbonneau Trust #2, a trust of which Mr. Charbonneau is the sole trustee, and 13,927 Common Shares are registered to Mr. Charbonneau’s spouse, Joan Charbonneau. Mr. Charbonneau disclaims beneficial ownership of the 13,927 Common Shares registered to Joan Charbonneau. Includes options to acquire 113,865 Common Shares from us at exercise prices ranging from $3.05 to $6.50.
(7)	Includes options to acquire 94,929 Common Shares granted to Scivias s.a.r.l. at exercise prices ranging from $3.05 to $6.50. Mr. Cossart has voting and investment power over the Common Shares owned by Scivias s.a.r.l.
(8)	Of this total, 5,100 Common Shares are registered to the Spooner Children Trust, a trust of which Mr. Spooner is one of three trustees, and 62,500 Common Shares issuable upon the exercise of options at exercise prices ranging from $3.75 to $8.79.
(9)	In calculating this total, the Common Shares held by Mr. Ball and held by Mr. Kowal have been counted only once, as all such shares are held by and through the Francisco Partners Group.

For the purpose of this table, which contains information that is also included in our Form 10-K filing for the fiscal year ended April 30, 2012, the term “executive officer” has the meaning ascribed to it under Rule 405 promulgated under the Securities Act of 1933, as amended (the “1933 Act”). The information with respect to beneficial ownership is based upon information furnished by each director or executive officer or information contained in insider reports made with the Canadian Securities Administrators.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires directors, executive officers (as defined under the 1933 Act as noted above), and Shareholders owning more than 10% of a company’s outstanding shares (other than certain banks, investment funds and other institutions holding securities for the benefit of third parties or in customer fiduciary accounts), to file reports of ownership and changes of ownership with the SEC. Section 16(a) does not apply to Mitel because it is a foreign private issuer under U.S. securities laws. Our officers and directors are required to file reports of ownership of our Common Shares and changes of such ownership with the Canadian Securities Administrators. We believe that our directors and executive officers have made all required filings with Canadian Securities Administrators.

B.	CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Mitel is a Canadian reporting issuer and qualifies as a foreign private issuer for purposes of the Exchange Act. Our Common Shares are listed on the National Association of Securities Dealers Automated Quotations (“Nasdaq”). As a result, we are subject to, and comply with, a number of legislative and regulatory corporate governance requirements, policies and guidelines, including those of the Nasdaq, the Canadian Securities Administrators and the SEC. The Corporation has received conditional approval to list its common shares on the Toronto Stock Exchange (“TSX”). Once our listing on the TSX is complete, we will also be subject to, and will comply with, the requirements, policies and guidelines of the TSX.

In addition to compliance with governance requirements, Mitel and its management place significant emphasis on the structure of the board of directors (the “Board”) and the committees of the Board in order to promote effective corporate governance of the Corporation. We have adopted corporate governance guidelines, mandates for each of the Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, as well as position descriptions for a chairman of the Board, a lead director and a Chief Executive Officer.

We have established a Global Business Ethics and Compliance Office headed by a Compliance Officer with assistance from the Legal Department and Internal Audit Department. The responsibilities of the Compliance Officer include (but are not limited to):

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Ensuring annual distribution and certification of our Code of Business Conduct to all of our employees, directors, officers and representatives which requires each individual to certify their compliance with the Code.

•	Monitoring our ethics and business practices company-wide by coordinating audits, performance assessments and providing training programs.

•	Monitoring and promoting anonymous hotlines to report suspected violations.

•	Reporting to the Board and/or a Committee of the Board.

We have adopted an Insider Trading Policy for directors, officers and employees who may from time to time be in possession of material, non-public information.

Certain employees who are involved in the preparation and review of financial statements and regulatory filings execute, on an annual basis, certifications in support of the certification obligations of the Chief Executive Officer and the Chief Financial Officer pursuant to the Sarbanes Oxley Act of 2002. The certification process complements the due diligence process administered by us to support reporting obligations under the Sarbanes Oxley Act of 2002.

Our significant governance principles and practices, all of which are described below, are set forth in governance documentation available on our website at http://investor.mitel.com. These include the Mandate for the Board of Directors, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct. We will provide a copy of any of these governance documents to any person, without charge, who requests a copy in writing to Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.

8.	Applicable Governance Requirements and Guidelines

Rule 5620(c) of the Nasdaq’s corporate governance rules generally requires that a listed company’s by-laws provide for a quorum for any meeting of the holders of the company’s common shares of at least 33 1/3% of the company’s outstanding common shares. Rule 5605(d) of the Nasdaq’s corporate governance rules generally requires that the compensation of a listed company’s executive officers must be determined, or recommended to the board of directors for determination, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate or by a compensation committee comprised solely of independent directors. Rule 5605(e)(1) of the Nasdaq’s corporate governance rules generally requires that director nominees must be selected or recommended for the board of director’s selection either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominations committee comprised solely of independent directors.

Pursuant to the Nasdaq’s corporate governance rules, Mitel, as a foreign private issuer, has elected to comply with practices that are permitted under Canadian law in lieu of the provisions of Rule 5620(c), Rule 5605(d) and Rule 5605(e)(1). Our by-laws provide that a quorum of Shareholders is present at a meeting of Shareholders if the holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons. The Board determines the compensation of our executive officers, with the assistance of the Compensation Committee of the Board. The Nominating and Corporate Governance Committee of the Board is generally responsible for selecting director nominees, except that pursuant to the terms of the shareholders’ agreement among Francisco Partners Group and the Matthews Group effective at the closing of our initial public offering, each of them may nominate some members of the Board (See the discussion under the heading, “Shareholders Agreement”, in Section D of this Circular).

9.	Composition of the Board

Mitel’s Board currently consists of ten members. Our articles of incorporation provide that the Board is to consist of a minimum of three and a maximum of fifteen directors as determined from time to time by the directors, and permit the directors to appoint additional directors in accordance with the CBCA within any fixed number from time to time. Under the CBCA, one quarter of our directors must be resident Canadians as defined in the CBCA. Two of our current directors, Donald Smith and Norman Stout, have decided not to stand for re-election. Therefore, the directors have approved a fixed number of eight directors to be elected at the Meeting. The Board regularly assesses the need for additional directors in order to ensure that the Board is composed of individuals with diverse backgrounds, experience, competencies and independence as evaluated against criteria established from time to time by the Board. In light of the departures of Messrs. Smith and Stout from the Board, the Board, through the Nominating and Corporate Governance Committee, intends to actively pursue the recruitment of up to two additional, independent directors following the Meeting. If the Board identifies one or two director candidates whose competencies and backgrounds would bring added independence and breadth of experience to the Board, the Board intends to appoint those individuals(s) to the Board in accordance with the CBCA.

10.	Independence and Other Considerations for Director Service

Six of our nominated directors are considered “independent”, as defined under the Nasdaq rules and for purposes of Canadian securities laws. Our independent directors are Peter Charbonneau, Benjamin Ball, Andrew Kowal, Jean-Paul Cossart, John McHugh and Henry Perret. For purposes of the Nasdaq rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as employees and executive officers of Mitel, are deemed by Canadian securities laws to have material relationships with the Corporation.

Our non-independent nominated directors are Richard McBee and Terence Matthews. Our Board determined that Richard McBee is non-independent due to his “insider” position as Chief Executive Officer and President of the Corporation. Terence Matthews, as chairman of our Board, is also deemed non-independent as an executive officer of the Corporation. As chairman, Dr. Matthews’ role is to promote the Board’s effectiveness in providing oversight to the Corporation. In particular, the chairman has the responsibility to:

•	preside over Board meetings in an efficient and effective manner that is compliant with governance policies and procedures;

•	in conjunction with the Chief Executive Officer, communicate and maintain relationships with the Corporation, its shareholders and other stakeholders;

•	set Board meeting agendas based on input from directors and senior management;

•	work cooperatively with the lead director in fulfilling the lead director’s mandate and, in the event of a conflict in their duties, yield to the lead director; and

•	carry out other duties, as requested by the Board or the Chief Executive Officer.

For purposes of the Nasdaq rules and Canadian securities laws, Dr. Matthews is deemed not to be an independent director. Accordingly, we also have a lead director, Peter Charbonneau. The responsibility of the lead director is to provide independent leadership to the Board and to ensure that it functions in an independent and open manner. Together with the chairman of the Board, the lead director ensures that the Board understands its responsibilities and communicates effectively with its subcommittees and with management. Our Lead Director is also chairman of our Nominating and Corporate Governance Committee, of which all of the members are independent. At the regularly scheduled Nominating and Corporate Governance Committee meetings, the Lead Director ensures that the independent directors have in-camera discussions.

The attendance record of each director of the Board for all board meetings since May 1, 2011 is as follows:

	Attendance During Fiscal 2012
Director	Meetings Attended	Percentage
Dr. Terence H. Matthews	6 of 6	100%
Richard D. McBee	6 of 6	100%
Donald W. Smith(1)	6 of 6	100%
Benjamin H. Ball	6 of 6	100%
Peter D. Charbonneau	6 of 6	100%
Jean-Paul Cossart	6 of 6	100%
Andrew J. Kowal	6 of 6	100%
John McHugh	6 of 6	100%
Henry L. Perret	6 of 6	100%
Norman Stout(1)	5 of 6	83%

(1)	Mr. Smith and Mr. Stout have decided not to stand for re-election to the Board.

11.	Mandate of the Board and Corporate Governance Guidelines

The mandate of Mitel’s Board is to oversee corporate performance and to provide quality, depth and continuity of management so that we can meet our strategic objectives. In particular, our Board focuses its attention on the following key areas of responsibility:

•	appointing and supervising the Chief Executive Officer and other senior officers;

•	supervising strategy implementation and performance;

•	monitoring our financial performance and reporting;

•	identifying and supervising the management of the Corporation’s principal business risks;

•	monitoring the legal and ethical conduct of the Corporation;

•	maintaining shareholder relations; and

•	developing and supervising our governance strategy.

The Board discharges many of its responsibilities through its standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Other committees may be formed periodically by the Board to address specific issues that are not on-going in nature. The duties and responsibilities delegated to each of the standing committees are prescribed in the respective charter of each standing committee.

Position Descriptions

The Board has developed and implemented a written position description for each of the chairman, the lead director and the Chief Executive Officer. Committees of the Board each have a committee charter that sets out the mandate of the committee, which includes the responsibilities of the chair of each committee.

Orientation and Continuing Education

Director orientation and continuing education is conducted by the Nominating and Corporate Governance Committee. All newly elected directors are provided with a comprehensive orientation on our business and operations. This includes familiarization with our reporting structure, strategic plans, significant financial, accounting and risk issues, compliance programs, policies and management and the external auditor. Existing directors are periodically updated in respect of these matters.

For the purposes of orientation, new directors are given the opportunity to meet with members of the executive management team to discuss the Corporation’s business and activities. The orientation program is designed to assist the directors in fully understanding the nature and operation of our business, the role of the Board and its committees, and the contributions that individual directors are expected to make.

12.	Ethical Business Conduct

The Board has established the Code of Business Conduct, which governs the conduct of our Board, executives, employees, contractors and agents. A copy of the Code may be obtained by contacting the Mitel Global Business Ethics and Compliance Office and is also available on our website at http://investor.mitel.com.

Responsibility for ensuring compliance with the Code rests with our Global Business Ethics and Compliance Office (the “Compliance Office”), under the guidance of its director, who is also the general counsel of the Corporation. The Compliance Office ensures that the Code is distributed throughout the Corporation, monitors the ethics of our business practices, investigates potential breaches of the Code and engages in education on compliance with the Code. The Audit Committee periodically reviews the ethics monitoring conducted by the Compliance Office and updates the Code as required. The chair of the Audit Committee reports the results of his or her reviews to the Board following Audit Committee meetings and keeps the Board apprised of matters considered by the committee.

Directors are prohibited by the Code from engaging in transactions on our behalf in which that director has, or a family member of that director has, a substantial beneficial interest. Among other things, this means that a director may not hold a financial interest in a customer, supplier or competitor of ours or our subsidiaries; notwithstanding this prohibition, a director may own $25,000 worth of stock or two percent of a publicly owned corporation, whichever is greater. Permission to deviate from these rules must be obtained from the Board. Moreover, prior to commencing service on our Board, directors are required to disclose all potential conflicts of interest to the corporate secretary. If potential conflicts arise during a director’s tenure on the Board, such conflicts must be immediately disclosed to the corporate secretary. Where a conflict of interest exists, a director is required by statute to abstain from voting on the matter and, by corporate policy, is also required to recuse him or herself from any discussion on any matter in respect of which a conflict of interest precludes the director from voting.

13.	Board Committees

The Board has established three committees to assist it in carrying out its responsibilities: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

The Audit Committee

The Audit Committee is composed of three directors namely, Peter Charbonneau (Chairman), Jean-Paul Cossart and Henry Perret. Peter Charbonneau was appointed to the Audit Committee in February 2002, Jean-Paul Cossart was appointed in July 2008 and Henry Perret was appointed in March 2010. The Board has determined that each of these directors is financially literate. Peter Charbonneau (Chairman) has been identified as an “audit committee financial expert” as such term is defined by applicable U.S. securities laws.

The Audit Committee assists the Board in fulfilling its financial oversight obligations including responsibility for overseeing the integrity of our financial statements, legal and regulatory compliance, auditor independence and qualification, the work and performance of our financial management, internal auditor and external auditor and for overseeing the systems of disclosure controls and procedures and the system of internal controls regarding finance, accounting, legal compliance, risk management and ethics that management and the Board have established.

The Audit Committee has access to all books, records, facilities and personnel and may request any information about the Corporation as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or advisors to advise the committee. The Audit Committee also reviews and approves related party transactions and prepares reports for the Board on such related party transactions.

All members of the Audit Committee have experience reviewing financial statements and dealing with related accounting and auditing issues. The members of the Audit Committee have the following relevant education and experience:

•

Peter Charbonneau is a general partner in Skypoint Capital Corporation, an early-stage technology venture capital firm. He previously served as the Chief Financial Officer and Chief Operating Officer of Newbridge Networks Corporation. Mr. Charbonneau currently chairs the audit committees for TrueContext Corporation and CBC/Radio-Canada. He is a member of the audit committees for Teradici Corporation, Jennerex, Inc. and CounterPath. Mr. Charbonneau has also served as a director and audit committee member at other companies, including Telus Corporation, BreconRidge Corporation, March Networks Corporation and Cambrian Systems, Inc. From 1977 to 1986, Mr. Charbonneau worked as an accountant at Deloitte & Touche LLP (as it is now known). Mr. Charbonneau holds a Bachelor of Science from the University of Ottawa, an MBA from the University of Western Ontario and is a Fellow of the Institute of Chartered Accountants of Ontario.

•

Jean-Paul Cossart is an Associate Director of Infoteria sas of France, a company that provides technological coaching. Prior to his involvement with Infoteria, Mr. Cossart was Vice President Strategy and Marketing of Cofratel sa, a former subsidiary of France Telecom that provides PBX and LAN integration for the enterprise market. Mr. Cossart also held several positions at Alcatel sa and currently serves on the board of directors of DragonWave Inc. and of the Institute of Directors (France). He was also a member of the executive committee of the French chapter of the Institute of Directors, United Kingdom. Mr. Cossart holds an Electronic Engineering degree from Supélec (Ecole Supérieure d’Electricité).

•

Henry Perret is the President and Chief Executive Officer of the Capital Area Food Bank of Texas. Previously, he was with Zarlink Semiconductor, where he was Senior Vice President and General Manager of the Communication Products Group. Mr. Perret has previously served as Chief Executive Officer and Chief Financial Officer for Legerity, Inc. and has held financial roles at Actel Corporation, Applied Materials, Inc., National Semiconductor Corporation, Raytheon Semiconductor and General Electric Company. Mr. Perret holds a Bachelor of Science Degree in Business Administration with a concentration in Accounting from San Jose State University.

The Compensation Committee

The Compensation Committee is currently composed of three directors namely, Benjamin Ball (Chairman), John McHugh and Norman Stout. Benjamin Ball was appointed to the Compensation Committee in October 2007, and John McHugh and Norman Stout were each appointed in March 2010. All of the members of the Compensation Committee are independent, including the Chairman who is responsible for the leadership of the committee and the fulfilment by the committee of its mandate. As Mr. Stout has decided not to stand for re-election, we intend to appoint a third independent director to the Compensation Committee following the Meeting.

The Compensation Committee assists the Board in discharging the Board’s oversight responsibilities relating to the compensation, development, succession and retention of the Chief Executive Officer and key employees and the establishment of fair and competitive compensation and performance incentive plans.

All current members of the Compensation Committee have experience reviewing executive compensation. The members of the Compensation Committee have the following relevant education and/or experience:

•

Benjamin Ball is a partner of Francisco Partners Management, LLC, which is a leading private equity firm focused exclusively on investing in the information technology market. Mr. Ball currently sits on the Compensation Committees for Webtrends Inc., Watchguard Technologies, Inc. and EF Johnson Technologies, Inc. Mr. Ball has been a director of several private companies where he has been responsible for hiring and retaining C-level executives for each company.

•

John McHugh is the Chief Marketing Officer for Brocade Communications Systems, Inc. Prior to his current role, Mr. McHugh held Vice President and General Manager roles at Nortel Networks and Hewlett-Packard Company. In his capacity as an executive of each of these companies over the last 15 years, Mr. McHugh has reviewed, designed and implemented numerous executive compensation plans for a variety of business scenarios.

•

Norman Stout is a partner at True North Venture Partners L.P., which evaluates and invests in early stage private companies. Mr. Stout has over 20 years of “C” level executive management experience and has served on several public and private boards. Prior to his current role, he was Executive Chairman of Hypercom Corporation. Previously, Mr. Stout was interim CEO of EF Johnson Technologies, Inc., and prior to that role, CEO of Inter-Tel, Inc. (now Mitel (Delaware), Inc.). Mr. Stout is not standing for re-election to the Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of seven directors namely, Peter Charbonneau (Chairman), Benjamin Ball, Jean-Paul Cossart, Andrew Kowal, John McHugh, Henry Perret and Norman Stout. The committee was formed and the members were each appointed in March, 2010. All of the members of the Nominating and Corporate Governance Committee are independent directors, including the Chairman, ensuring the committee receives diverse input into the Corporation’s board nomination process and functions independently. Mr. Stout is not standing for re-election to the Board.

The Nominating and Corporate Governance Committee assists the Board in identifying and/or recommending director candidates for election at the next annual meeting of Shareholders. The committee also oversees and assesses the functioning of the Board and the committees of the Board, and the implementation and assessment of effective corporate governance principles. The committee conducts annual surveys of directors regarding effectiveness of the Board, the Chairman and each director, each committee and its chairman, and the individual directors. The committee also annually assesses the effectiveness of the Board and each committee as a whole and makes recommendations to the Board.

14.	Communication with the Board

Shareholders or others may contact the Board by mail to:

The Board of Directors

c/o the Corporate Secretary’s Office

Mitel Networks Corporation

350 Legget Drive

Ottawa, Ontario, Canada

K2K 2W7

C.	COMPENSATION DISCUSSION AND ANALYSIS

15.	Director Compensation

Except as noted below, all directors receive the annual service retainers and fees for attending meetings set forth below:

Annual service on the Board (other than Chair)	$25,000
Annual service as Chair of the Board	$100,000
Annual service as member of the audit committee (other than Chair)	$10,000
Annual service as Chair of the audit committee	$15,000
Annual service as a member of other standing committees	$7,500
Meeting fees (varies depending on whether in person, by phone and by Committee)	$500 – $2,000
Annual service on the Board (all non-employee directors)	10,000 stock options
Initial grant for new directors	5,000 stock options

Richard McBee, who is also our CEO, does not receive annual service retainers or fees for serving as a director. Donald Smith, our former CEO, does not receive annual service retainers or fees for serving as a director.

Each director may elect to receive up to $20,000 of the above retainers and fees as cash. The remaining balance is to be received in the form of stock options. Stock options are granted pursuant to our 2006 Equity Incentive Plan. As of December 22, 2011, the number of stock options granted to directors was the amount of fees owed divided by the Black-Scholes value of a stock option on the day of grant. In order to place a limit on the number of options to which a Director is entitled, the number of stock options granted for service to the board of directors was changed by resolution of the Board approved on December 23, 2011. Effective on this date, when the closing price of the Corporation’s Common Shares on Nasdaq on the date of grant is above $4.00 per share, the methodology of calculation for the number of stock options to be granted will continue to be the amount of fees owed divided by the Black-Scholes value of a stock option on the day of grant. However, when the closing price of the Company’s shares on Nasdaq on the date of grant is $4.00 per share or less, each director will be granted the lesser of:

1)	The amount of fees owed divided by $1.82, which is the approximate Black-Scholes value of a stock option granted when the Corporation’s stock price is $4.00; and

2)	The amount of fees owed divided by the Black-Scholes value of a stock option on the day of grant.

The strike price of each stock option is the closing price per Common Share on Nasdaq on the date of grant. There were 145,114 options exercised by directors during the fiscal year ended April 30, 2012.

The Compensation Committee is currently reviewing directors’ compensation for our fiscal year 2013 and following years and has retained Radford (an AON Consulting Company) (“Radford”) for assistance to ensure our director compensation package remains competitive within our industry. See Section 16 “Executive Officer Compensation” under the heading “Fiscal 2013 Compensation”.

A director is reimbursed for any out-of-pocket expenses incurred in connection with attending board or committee meetings.

There are no loans or other indebtedness outstanding from the Corporation or any subsidiary to any of its directors, nor has any director received any financial assistance from us or from any of our subsidiaries.

The following table sets forth a summary of compensation paid during the fiscal year ended April 30, 2012 to the non-executive directors:

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Option- based awards ($)	Non- equity incentive plan awards ($)	Pension value ($)	All other compensation ($)	Total ($)
Benjamin H. Ball(1)	—	—	—	74,400	—	—	—	74,400
Peter D. Charbonneau	20,000	—	—	63,400	—	—	—	83,400
Jean-Paul Cossart(2)	20,000	—	—	58,400	—	—	—	78,400
Andrew J. Kowal(1)	—	—	—	59,900	—	—	—	59,900
Terence H. Matthews	—	—	—	125,150	—	—	—	125,150
John McHugh	—	—	—	70,900	—	—	—	70,900
Henry L. Perret	—	—	—	78,400	—	—	—	78,400
Norman Stout	—	—	—	71,900	—	—	—	71,900
Donald W. Smith(3)	—	—	—	—	—	—	—	—

(1)	Stock options granted in connection with Mr. Ball and Mr. Kowal acting as directors of the Corporation were granted to Francisco Partners Management, LLC of which Mr. Ball and Mr. Kowal are partners.
(2)	Stock options granted in connection with Mr. Cossart acting as a director of the Corporation were granted to Scivias s.a.r.l., a company in which Mr. Cossart is a shareholder.
(3)	Mr. Smith retired from his position of CEO in January, 2011 but will continue to receive severance payments in accordance with the terms of his Separation Agreement with the Corporation until September 2012. Mr. Smith did not receive compensation in his role as a member of our board of directors.

16.	Executive Officer Compensation

Mitel’s compensation program for executive officers is designed to attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field. The objective of the program is to focus our executives on the key business factors that affect shareholder value.

Compensation for executive officers is comprised primarily of three main components:

•	base salary;

•	annual or short-term incentive plans; and

•	long-term incentive plans.

We set cash and equity compensation based on compensation paid to executives at comparable companies. The Compensation Committee reviews our executive officers’ overall compensation packages on an annual basis.

We also retain independent compensation consultants from time to time to assist in determining executive compensation packages. The nature and scope of the services rendered by the consultants include:

•	assisting in identifying members of our peer group for comparison purposes;

•	helping to determine compensation levels at the peer group companies;

•	providing advice regarding executive compensation best practices and market trends;

•	assisting with the redesign of any compensation program, as needed;

•	preparing for and attending selected management or committee meetings; and

•	providing advice throughout the year.

We retained Radford to provide us with survey data and other benchmark information related to trends and competitive practices in executive compensation. As noted above under “Director Compensation”, Radford is also assisting the Corporation in reviewing our director compensation package. Radford was originally retained by the Corporation in April, 2006. Executive compensation related fees billed by Radford to the Company in fiscal years 2012 and 2011 were $62,000 and $30,000, respectively. The reference market used to benchmark executive compensation included companies who operate in a similar industry segment. The comparable companies used to benchmark our executive compensation included Aastra Technologies Limited, ADTRAN, Inc., CAE Inc., Constellation Software Inc., Comtech Telecommunications Inc., Extreme Networks, Inc., F5 Networks, Inc., MacDonald, Dettwiler and Associates Ltd., Open Text Corporation, Plantronics, Inc., Polycom, Inc., Sierra Wireless Inc., Smart Technologies ULC, Tellabs, Inc. and ViaSat, Inc. The Compensation Committee set our executive officers’ total overall cash compensation at a level that was at or near the 50th percentile of the cash compensation paid to executives with similar roles at comparable companies. Equity compensation was also targeted at the 50th percentile of comparable companies.

The Compensation Committee applies the following criteria in determining or reviewing recommendations for compensation for executive officers in order to ensure an objective assessment of our executives’ compensation:

Base Salaries. Individual salaries are determined by each officer’s experience, expertise, performance and expected contributions to the Corporation. The Compensation Committee uses industry studies and comparables for reference purposes to assist in setting a range of base salaries for positions, however, these studies and comparables are only one factor that is reviewed in determining base salary for each executive officer position.

Annual or Short-Term Incentive Plans. Mitel utilizes cash bonuses to reward the achievement of corporate objectives and to recognize individual performance. The amount of annual performance incentive or “at risk” component of an executive officers’ compensation increases with the level of responsibility and impact that the executive officer has had and can have on overall performance. The Chief Executive Officer provides the Compensation Committee with an assessment of each executive’s performance annually.

For the fiscal year ended April 30, 2012, the Corporation’s NEOs consisted of: Richard D. McBee, Chief Executive Officer and President; Steven E. Spooner, Chief Financial Officer; Graham Bevington, Executive Vice President Sales, Service and Marketing; Ronald G. Wellard, Executive Vice President and General Manager, Mitel Communications; and Philip B. Keenan, Executive Vice President, Sales, Service and Marketing, Americas. The annual performance incentive targets for the fiscal year ended April 30, 2012, for the NEOs ranged between 50% and 85% of base salary. The financial objectives for Mr. McBee, Mr. Spooner and Mr. Wellard consist of annual revenue and Adjusted EBITDA for the Corporation. The financial objectives for Mr. Bevington and Mr. Keenan include annual revenue and contribution margin for their respective regions. The targets for the financial objectives were established by our Compensation Committee and approved by the Board.

The Board and the Compensation Committee assess the risks associated with the structuring of our NEO’s respective compensation arrangements to ensure that none of the arrangements encourages a particular NEO or group of NEOs to take undue risk on behalf of the Corporation to maximize their respective compensation. The various elements of our NEO compensation packages are given appropriate weighting to ensure that there is commonality across the compensation arrangements of our NEOs while structuring incentive arrangements to incent particular NEOs within their respective spheres of influence, whether based on the performance of the Corporation as a whole or the performance of the region for which the NEO has responsibility.

Long-Term Incentive Plans. The Compensation Committee believes that equity based long-term incentive compensation is a fundamental component of Mitel’s executives’ compensation program. Grants of options under our equity incentive plans assist us in retaining employees and attracting critical key talent by providing them with an opportunity for capital investment in the Corporation. In addition, the granting of options ensures that the interests of our executive officers are aligned with those of our Shareholders. Options are granted primarily based on the extent of the individual’s responsibility and performance and are also granted to attract new executive officers and to recognize job promotions.

The Chief Executive Officer recommends levels of option grants for the NEOs to the Compensation Committee based on skills, responsibilities and performance. Previous grants of options are also taken into consideration. The Compensation Committee approves grants of options after discussion and analysis of the material provided to it.

Fiscal 2013 Compensation. Our Compensation Committee has approved annual salary increases and has set annual performance targets for our NEOs for fiscal 2013. The base salary for Mr. McBee was increased by $60,000 to $660,000 and his annual performance target was set at 120% of base salary, up from 67% of his base salary. If Mr. McBee exceeds his annual performance objectives, unless otherwise determined by the Board, his annual performance target shall not exceed two times. The base salaries for our other NEOs increased by up to $26,000 each and the annual performance targets for each NEO was set ranging from 60% to 85% of their base salaries, each in accordance with the NEOs’ annual performance assessment. See also Item 18 “Employment Agreements, Termination and Change of Control” under the heading “Employment Agreements”.

During the fiscal year ended April 30, 2012, there were 350,000 options granted to the NEOs at a strike price of $4.00 per share. During the fiscal year ended April 30, 2012, there were 95,001 options exercised by the NEOs, all at $3.75 per share.

There are no loans or other indebtedness outstanding from us or from any of our subsidiaries to any of our executive officers nor has any executive officer received any financial assistance from us or any of our subsidiaries.

Performance Graph

The following graph compares the total cumulative return of a Shareholder who invested $100 in Mitel common shares at April 22, 2010 (the date Mitel became a public company (the “IPO Date”)) to April 30, 2012, with the total cumulative return of $100 on the S&P 500 and the Nasdaq Composite Indices since the IPO Date.

	Apr 30/10	Apr 30/11	Apr 30/12
Mitel	85.10	37.80	33.93
S&P 500 Composite	98.20	112.80	120.93
Nasdaq Composite	97.70	114.10	115.66

The NEO compensation is not based on performance of the Corporation’s share price, and, therefore the NEO total compensation may not compare to the trend shown in the performance graph. Prior to fiscal 2012, our annual incentive plans for our NEOs were partially based on the financial performance of the Corporation. In fiscal 2012, annual performance incentive targets for our NEOs were primarily based on the financial performance of the Corporation in order to provide added incentive to our NEOs to focus on their respective roles within the Corporation and their ability to continue to strengthen the Corporation’s performance (see Annual or Short-term Incentive Plans above). We expect the same or similar criteria to be applied in respect of our NEOs for fiscal 2013.

The following table sets forth a summary of compensation paid during the fiscal year ended April 30, 2012 to our NEOs:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Annual Non- equity Incentive Plan Compensation ($)	Option- based Awards ($)(2)	Pension Value ($)	All Other Compensation ($)(3)	Total ($)

Richard D. McBee	2012	600,000	414,472	—	—	—	18,000	1,032,472
Chief Executive Officer(4)	2011	190,154	100,000	—	4,634,577	—	5,538	4,930,269
	2010	—	—	—	—	—	—	—

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Annual Non- equity Incentive Plan Compensation ($)	Option- based Awards ($)(2)	Pension Value ($)	All Other Compensation ($)(3)	Total ($)

Steven E. Spooner	2012	423,215	294,327	—	225,000	4,352	11,950	958,844
Chief Financial Officer(5)	2011	398,947	—	—	111,079	3,989	11,592	525,607
	2010	314,484	—	—	—	3,234	66,643	384,361

Graham Bevington	2012	207,038	171,214	—	75,000	18,012	16,550	487,814
Executive Vice President Sales, Service, Marketing International(6)	2011	205,391	148,026	—	133,295	18,958	17,344	523,014
	2010	176,282	176,818	—	—	17,533	25,746	396,379

Ronald G. Wellard	2012	308,698	161,362	—	150,000	3,167	7,966	631,193
Executive Vice President, General Manager, Mitel Communications Solutions(7)	2011	317,336	—	—	133,295	3,173	10,722	464,526
	2010	243,733	—	—	—	2,500	31,544	277,777

Philip B. Keenan	2012	285,000	170,697	—	75,000	—	8,000	538,697
Executive Vice President Sales, Service, Marketing Americas(8)	2011	160,000	85,453	—	55,600	—	5,000	306,053
	2010	—	—	—	—	—	—	—

(1)	Mr. Spooner volunteered to receive reductions in his annual base salary (10% commencing November 8, 2008; 15% commencing January 17, 2009; and 20% commencing February 14, 2009). Mr. Wellard and Mr. Bevington each volunteered to receive reductions in their annual base salary (10% commencing November 8, 2008; and 15% commencing January 31, 2009). These reductions are reflected in the above table for fiscal years 2010 and 2011.

Effective July 1, 2010, as part of a general phase out of the Corporation’s reduced work-week program, the Corporation made the decision to phase out the reductions to annual base salaries detailed above. As a result, on each of July 1, 2010, October 1, 2010, January 1, 2011 and April 1, 2011, the salary of Mr. Spooner increased by an amount equal to 25% of the amount by which his salary had been reduced, returning his salary to the full amount. Also on July 1, 2010, the salaries of each of Mr. Wellard and Mr. Bevington increased by an amount equal to 50% of the amount by which their respective salaries had been reduced and on October 1, 2010 and January 1, 2011, their respective salaries increased by 25%, returning their salaries to the full amount.

Compensation to Mr. Spooner and Mr. Wellard is paid in Canadian dollars, but converted to U.S. dollars at the average rate for the relevant period. The Canadian dollar salaries for 2012, 2011 and 2010 are as follows: Mr. Spooner (2012 – C$425,000, 2011 – C$378,439, 2010 – C$341,304) and Mr. Wellard (2012 – C$310,000, 2011 – C$293,531, 2010 – C$264,518).

Compensation to Mr. Bevington is paid in British pounds sterling but converted to U.S. dollars at the average rate for the relevant period. The British pounds sterling earnings, base and commission, for 2012, 2011 and 2010 for Mr. Bevington are as follows: 2012 – £130,000, 2011 – £123,094, 2010 – £110,500.

(2)	Except for 515,175 inducement options granted to Mr. McBee in fiscal 2011, all other options were granted under the 2006 Equity Incentive Plan.
(3)	On July 9, 2009, the Board approved a reduction in the exercise price of all outstanding stock options for current employees and directors to $3.75 per share, under both the 2006 Equity Incentive Plan and the 2001 Stock Option Plan. Option based awards granted to our directors and NEOs are valued on the date of grant using the Black-Scholes option-pricing model, using the same principles as described in the Corporation’s management’s discussion and analysis of financial condition and results of operations for fiscal year 2010 filed with the SEC and the Canadian Securities Administrators and available at www.sec.gov and www.sedar.com.

All Other Compensation for Mr. Spooner, Mr. Wellard and Mr. Bevington for fiscal 2010 includes $66,643, $26,307 and $25,746 respectively for the additional Black-Scholes value related to the re-pricing of options.

(4)	Mr. McBee joined the Corporation as a director and CEO in January 2011. Mr. McBee does not receive compensation in his role as a director. The additional $14,472 in the FY2012 bonus payment made to Mr. McBee represents over achievement on the EBITDA component of his incentive compensation. All Other Compensation for Mr. McBee is in respect of a car allowance.
(5)	All Other Compensation for Mr. Spooner is in respect of a car allowance.
(6)	All Other Compensation for Mr. Bevington is in respect of a car allowance.
(7)	All Other Compensation for Mr. Wellard includes $7,966 and $7,983 in fiscal 2012 and 2011 respectively in respect of a car allowance and $2,738 in fiscal 2011 and $5,247 in fiscal 2010 for patent awards.
(8)	Mr. Keenan joined the Corporation in September, 2010. All Other Compensation for Mr. Keenan is in respect of a car allowance.

17.	Stock Option and Other Compensation Plans

2001 Stock Option Plan

The Corporation adopted an employee stock option plan in March 2001 (the “2001 Stock Option Plan”). Further amendments to the 2001 Stock Option Plan had been approved by the Board from time to time in accordance with the terms of the plan. The 2001 Stock Option Plan provided for the grant of options to acquire Common Shares to employees, directors and consultants.

As of December 10, 2011, all remaining outstanding options under the 2001 Stock Option Plan expired and the plan terminated.

2006 Equity Incentive Plan

The Corporation adopted a second employee stock option plan on September 7, 2006 (the “2006 Equity Incentive Plan”), and since that date no new options were granted under the 2001 Stock Option Plan.

The 2006 Equity Incentive Plan provides that the Compensation Committee has the authority to determine the individuals to whom options will be granted, the number of Common Shares subject to option grants and other terms and conditions of option grants. Prior to March 5, 2010, the 2006 Equity Incentive Plan provided that, unless otherwise determined by the Compensation Committee, one-quarter of the Common Shares that an option holder is entitled to purchase become eligible for purchase on each of the first, second, third and fourth anniversaries of the date of grant, and that options expire on the fifth anniversary of the date of grant. The 2006 Equity Incentive Plan was amended on March 5, 2010 such that, unless otherwise determined by the Compensation Committee, any options granted after that date will vest as to one-sixteenth of the Common Shares that an option holder is entitled to purchase on the date which is three months after the date of grant and on each subsequent quarter, and that options expire on the seventh anniversary of the date of grant. The 2006 Equity Incentive Plan provides that in no event may an option remain exercisable beyond the tenth anniversary of the date of grant.

The 2006 Equity Incentive Plan provides increased flexibility and choice in the types of equity compensation awards, including options, deferred share units, restricted stock units, performance share units and other share-based awards. The principal purpose of the 2006 Equity Incentive Plan is to assist us in attracting, retaining and motivating employees, directors, officers and consultants through performance related incentives.

The initial aggregate number of Common Shares that could be issued under the 2006 Equity Incentive Plan and all other security-based compensation arrangements of the Corporation was 5,600,000 Common Shares (the “Initial Option Pool”) provided that an additional number of Common Shares of up to three percent of the number of Common Shares then outstanding may be added to such Initial Option Pool each year for three years starting on March 5, 2011, at the discretion of the Compensation Committee. Effective on each of March 5, 2011 and March 5, 2012, the Compensation Committee approved an increase to the Initial Option Pool of three percent, such that the total aggregate number of Common Shares that may be issued under the 2006 Equity Incentive Plan and all other security-based compensation arrangements of the Corporation is now 8,796,294. Common Shares subject to outstanding awards under the 2006 Equity Incentive Plan which lapse, expire or are forfeited or terminated and will, subject to plan limitations, again become available for grants under this plan.

In order to motivate and retain our employees, on July 9, 2009, the Board approved a reduction in the exercise price of all outstanding stock options, under the 2006 Equity Incentive Plan for current employees and directors to $3.75 per share.

As of June 8, 2012, options to acquire 5,919,582 Common Shares were issued and outstanding under the 2006 Equity Incentive Plan. During fiscal 2012, we issued options to acquire 1,839,704 Common Shares under the 2006 Equity Incentive Plan and 1,764,899 options to acquire Common Shares vested under the 2006 Equity Incentive Plan.

Inducement Options

On January 19, 2011, Richard McBee was granted 515,175 stock options as a component of his employment compensation. These stock options were granted as an inducement material to his entering into employment with Mitel and will vest on the same vesting schedule as options granted under the 2006 Equity Incentive Plan. The grant of the options was approved by all of the independent directors of the board in reliance on Nasdaq Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the Nasdaq Listing Rules that equity-based compensation plans and arrangements be approved by Shareholders. These options are outside of the pool of stock options available for grant under the 2006 Equity Incentive Plan and all other security-based compensation arrangements. As of June 8, 2012, all of these options were outstanding.

Total Options Outstanding

As of June 8, 2012, options to acquire 6,434,757 Common Shares under the 2006 Equity Inventive Plan and inducement options granted to Mr. McBee were issued and outstanding, representing in the aggregate approximately 12% of the Corporation’s outstanding Common Shares.

The following table sets out information in respect of our 2006 Equity Incentive Plan as of April 30, 2012:

Plan Category(1)	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

2006 Equity Incentive Plan	5,910,861	$5.35	2,079,901	(2)

(1)	The 2006 Equity Incentive Plan has been approved by Mitel Shareholders.
(2)	The aggregate number of Common Shares that may be issued under the 2006 Equity Incentive Plan and all other security-based compensation arrangements is 8,796,294 Common Shares. Additional Common Shares of up to three percent of the number of our Common Shares then outstanding may be added to such initial maximum each year for three years ending in fiscal 2014 at the discretion of the Compensation Committee. On March 5, 2011, our Compensation Committee approved an increase in the number of Common Shares issuable by 1,588,298 Common Shares and, on March 5, 2012, our Compensation Committee approved an increase up to 1,607,996 Common Shares for a total of up to 8,796,294 Common Shares.

Options Outstanding for Executive Officers and Directors

The following table sets forth information regarding options for the purchase of Common Shares outstanding as of April 30, 2012 to our directors and NEOs. The closing price of the Common Shares on April 30, 2012 was $4.75 per share.

Name	Number of securities underlying unexercised options(1)	Vested Options	Unvested Options	Option Exercise Price	Option Expiration Date	Value of unexercised in- the-money options	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
Terence H. Matthews	1,379	1,379	—	$3.75	26-Jul-12	$1,379	—	$—
Chairman	8,033	8,033	—	$3.75	23-Oct-12	$8,033	—	$—
	9,914	7,435	2,479	$3.75	8-Oct-13	$7,435	2,479	$2,479
	9,438	4,718	4,720	$3.75	9-Jul-14	$4,718	4,720	$4,720
	69,549	34,774	34,775	$3.75	24-Sep-14	$34,774	34,775	$34,775
	52,295	52,295	—	$6.50	16-Sep-17	$—	—	$—
	12,124	12,124	—	$4.00	7-Jul-18	$9,093	—	$—
	20,500	20,500	—	$3.29	7-Sep-18	$29,930	—	$—
	17,350	17,350	—	$3.05	23-Dec-18	$29,495	—	$—
	17,350	17,350	—	$3.44	7-Mar-19	$22,729	—	$—

Peter D. Charbonneau	3,396	3,396	—	$3.75	26-Jul-12	$3,396	—	$—
Vice Chairman	2,209	2,209	—	$3.75	23-Oct-12	$2,209	—	$—
	4,741	3,555	1,186	$3.75	8-Oct-13	$3,555	1,186	$1,186
	19,253	9,626	9,627	$3.75	9-Jul-14	$9,626	9,627	$9,627
	19,126	9,562	9,564	$3.75	24-Sep-14	$9,562	9,564	$9,564
	32,668	32,668	—	$6.50	16-Sep-17	$—	—	$—
	20,441	20,441	—	$4.00	7-Jul-18	$15,331	—	$—
	10,083	10,083	—	$3.29	7-Sep-18	$14,721	—	$—
	8,756	8,756	—	$3.05	23-Dec-18	$14,885	—	$—
	8,756	8,756	—	$3.44	7-Mar-19	$11,470	—	$—

Benjamin H. Ball	8,233	8,233	—	$3.75	23-Oct-12	$8,233	—	$—
Director(2)	8,529	6,396	2,133	$3.75	8-Oct-13	$6,396	2,133	$2,133
	29,446	14,722	14,724	$3.75	9-Jul-14	$14,722	14,724	$14,724
	46,945	23,472	23,473	$3.75	24-Sep-14	$23,472	23,473	$23,473
	62,200	62,200	—	$6.50	16-Sep-17	$—	—	$—
	28,336	28,336	—	$4.00	7-Jul-18	$21,252	—	$—
	21,250	21,250	—	$3.29	7-Sep-18	$31,025	—	$—
	18,819	18,819	—	$3.05	23-Dec-18	$31,992	—	$—
	18,131	18,131	—	$3.44	7-Mar-19	$23,752	—	$—

Jean-Paul Cossart	1,004		1,004	—	$3.75	23-Oct-12	$1,004	—	$—
Director(3)	2,858		2,143	715	$3.75	8-Oct-13	$2,143	715	$715
	18,121		9,060	9,061	$3.75	9-Jul-14	$9,060	9,061	$9,061
	15,649		7,824	7,825	$3.75	24-Sep-14	$7,824	7,825	$7,825
	27,499		27,499	—	$6.50	16-Sep-17	$—	—	$—
	17,481		17,481	—	$4.00	7-Jul-18	$13,111	—	$—
	9,250		9,250	—	$3.29	7-Sep-18	$13,505	—	$—
	8,069		8,069	—	$3.05	23-Dec-18	$13,717	—	$—
	8,069		8,069	—	$3.44	7-Mar-19	$10,570	—	$—

Andrew Kowal	8,233		8,233	—	$3.75	23-Oct-12	$8,233	—	$—
Director(2)	8,529		6,396	2,133	$3.75	8-Oct-13	$6,396	2,133	$2,133
	29,446		14,722	14,724	$3.75	9-Jul-14	$14,722	14,724	$14,724
	46,945		23,472	23,473	$3.75	24-Sep-14	$23,472	23,473	$23,473
	62,200		62,200	—	$6.50	16-Sep-17	$—	—	$—
	28,336		28,336	—	$4.00	7-Jul-18	$21,252	—	$—
	21,250		21,250	—	$3.29	7-Sep-18	$31,025	—	$—
	18,819		18,819	—	$3.05	23-Dec-18	$31,992	—	$—
	18,131		18,131	—	$3.44	7-Mar-19	$23,752	—	$—

John McHugh	33,276		33,276	—	$6.50	16-Sep-17	$—	—	$—
Director	12,124		12,124	—	$4.00	7-Jul-18	$9,093	—	$—
	12,167		12,167	—	$3.29	7-Sep-18	$17,764	—	$—
	9,238		9,238	—	$3.05	23-Dec-18	$15,705	—	$—
	10,200		10,200	—	$3.44	7-Mar-19	$13,362	—	$—

Henry L. Perret	34,376		34,376	—	$6.50	16-Sep-17	$—	—	$—
Director	16,776		16,776	—	$4.00	7-Jul-18	$12,582	—	$—
	12,583		12,583	—	$3.29	7-Sep-18	$18,371	—	$—
	10,819		10,819	—	$3.05	23-Dec-18	$18,392	—	$—
	10,819		10,819	—	$3.44	7-Mar-19	$14,173	—	$—

Donald W. Smith	66,668	(6)	25,000	41,668	$3.75	31-Aug-12	$25,000	41,668	$41,668
Director(7)	25,000		10,937	14,063	$8.79	31-Aug-12	$—	14,063	$—

Norman Stout	33,334	(4)	33,334	—	$3.75	23-Oct-12	$33,334	—	$—
Director	2,858		2,143	715	$3.75	8-Oct-13	$2,143	715	$715
	9,438		4,718	4,720	$3.75	9-Jul-14	$4,718	4,720	$4,720
	17,388		8,694	8,694	$3.75	24-Sep-14	$8,694	8,694	$8,694
	25,359		25,359	—	$6.50	16-Sep-17	$—	—	$—
	18,608		18,608	—	$4.00	7-Jul-18	$13,956	—	$—
	12,167		12,167	—	$3.29	7-Sep-18	$17,764	—	$—
	10,200		10,200	—	$3.05	23-Dec-18	$17,340	—	$—
	9,238		9,238	—	$3.44	7-Mar-19	$12,102	—	$—

Richard D. McBee	500,000	(5)	—	500,000	$5.16	19-Jan-16	$—	500,000	$—
Chief Executive Officer	1,500,000	(8)	468,749	1,031,251	$5.16	19-Jan-18	$—	1,031,251	$—

Steven E. Spooner	33,334	(6)	12,500	20,834	$3.75	12-Mar-14	$12,500	20,834	$20,834
Chief Financial Officer	25,000		10,937	14,063	$8.79	15-Jul-17	$—	14,063	$—
	150,000		—	150,000	$4.00	7-Jul-18	$—	150,000	$112,500

Graham Bevington Executive Vice President Sales, Service, Marketing International	16,668	(6)	6,250	10,418	$3.75	12-Mar-14	$6,250	10,418	$10,418
	30,000		13,125	16,875	$8.79	15-Jul-17	$—	16,875	$—
	50,000		—	50,000	$4.00	7-Jul-18	$—	50,000	$37,500

Philip B. Keenan	20,000		7,500	12,500	$6.50	16-Sep-17	$—	12,500	$—
Executive Vice President Sales, Service, Marketing Americas	50,000		—	50,000	$4.00	7-Jul-18	$—	50,000	$37,500

Ronald G. Wellard	5,000		5,000	—	$3.75	23-Oct-12	$5,000	—	$—
Executive Vice President and General Management, Mitel Communications Solutions	16,668	(6)	6,250	10,418	$3.75	12-Mar-14	$6,250	10,418	$10,418
	30,000		13,125	16,875	$8.79	15-Jul-17	$—	16,875	$—
	100,000		—	100,000	$4.00	7-Jul-18	$—	100,000	$75,000

(1)	Each stock option award was granted pursuant to our 2006 Equity Incentive Plan or, in the case of Mr. McBee, as an inducement (as described in note 8 below). All of these stock options are unexercised.
(2)	The stock options granted to Francisco Partners Management, LLC have been reflected next to the names of Mr. Ball and Mr. Kowal, who are partners of Francisco Partners Management, LLC. An aggregate of 241,889 options have been granted to Francisco Partners Management, LLC.
(3)	Stock options granted in connection with Mr. Cossart acting as a director of the Corporation were granted to Scivias S.a.r.l., a company in which Mr. Cossart is a Shareholder.
(4)	Stock options were granted to Mr. Stout as an employee prior to his appointment as a director of the Corporation.
(5)	Represents performance-based stock options granted under the 2006 Equity Incentive Plan. The stock options vest as follows: 25% of the options vest on the trigger date and the remainder vest monthly over an 18-month period following the trigger date. The trigger date is defined as the date that is one month following the month in which the five-day average trading price of the Common Shares on Nasdaq is equal to or greater than $16.80 per share. All unexercised options expire on the earlier of 24 months after the trigger date or five years from the date of grant.
(6)	Represents performance-based stock options granted under the 2006 Equity Incentive Plan. The stock options vest as to 12.5% on each of the first, second, third and fourth anniversaries from the date of grant. The remaining 50% vest as follows: 12.5% of the options vest on the trigger date and the remainder vest monthly over an 18-month period following the issue date. The trigger date is defined as the date that is one month following the month in which the five-day average trading price of the Common Shares on Nasdaq is equal to or greater than $16.80 per share. All unexercised options expire on the earlier of 24 months after the trigger date or five years from the date of grant.

(7)	Stock option granted to Mr. Smith expire on August 31, 2012 in accordance with his separation agreement with Mitel.
(8)	515,175 of the stock options granted to Mr. McBee as a component of his employment compensation, have been granted as an inducement, material to his entering into employment with us. These inducement options will vest on the same vesting schedule as options granted under the 2006 Equity Incentive Plan. These options are outside of the pool of stock options available for grant under the 2006 Equity Incentive Plan and all other security-based compensation arrangements of the Corporation.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table lists, with respect to each of our NEOs and directors, the value of all option-based and share-based awards that have vested, and all non-equity incentive plan compensation earned, during the fiscal year ended April 30, 2012.

Name	Option-based awards - Value vested during the year ($)(1)	Non-equity incentive plan compensation - Value earned during the year ($)(2)
Richard D. McBee	—	—
Steven E. Spooner	4,167	—
Ronald G. Wellard	3,334	—
Graham Bevington	2,084
Philip B. Keenan	—	—
		—
Donald W. Smith	8,334
Benjamin H. Ball	131,308	—
Peter D. Charbonneau	68,588	—
Jean-Paul Cossart	60,310	—
Andrew J. Kowal	131,308	—
Terence H. Matthews	115,824	—
John McHugh	55,923	—
Henry L. Perret	63,518	—
Norman Stout	76,914	—

(1)	Represents the total value of options that vested in fiscal 2012. The closing price of our Common Shares on April 30, 2012 was $4.75 per share.
(2)	Represents the total value of annual cash incentive awards for fiscal 2012. These amounts are also reported in the Summary Compensation Table.

Deferred Share Unit Plan

On December 9, 2004, we adopted a deferred share unit plan in order to promote a greater alignment of interests among two of our executive officers and our Shareholders. Each deferred share unit entitles the holder to receive a cash lump sum payment equal to the market value of our Common Shares on the day immediately following the date the participant ceases to be an executive of the Corporation, unless the participant elects to receive the lump sum payment at a later date, which cannot be later than the last business day of the calendar year following the year in which the participant ceased to be an executive of the Corporation. Deferred share units are not considered shares, nor is the holder of any deferred share unit entitled to voting rights or any other rights attaching to the ownership of shares.

As of April 30, 2011, 45,217 deferred share units had been awarded under our deferred share unit plan to Paul Butcher, the only participant in the plan, Mr. Butcher’s employment with the Corporation ended on April 30, 2011. Pursuant to the terms of the deferred share unit plan, Mr. Butcher has elected and is entitled to receive a lump sum payment for deferred share units granted to him on July 12, 2012 (in accordance with a payment formula set forth in the plan).

As of April 30, 2012 we had recorded a liability of $0.2 million in the consolidated balance sheet in respect of our obligations under the deferred share unit plan. Upon Mr. Butcher’s pay-out on July 12, 2012, there will be no further participants under this plan.

Pension and Retirement Plans

The Corporation maintains defined contribution pension plans that cover substantially all of our employees. We match the contributions of participating employees to the defined contribution pension plans on the basis and to the extent of the percentages specified in each plan (ranging from 1% to 6%, depending on the plan).

The following table sets forth, for each of our NEOs, information regarding defined contribution pension plan amounts credited to or earned by each of them during or as at the end of fiscal year 2012.

Defined Contribution Plan Table

Name	Accumulated value at start of year $(1)	Compensatory $	Non- compensatory $	Accumulated value at year end $
Richard D. McBee	—	—	—	—

Steven E. Spooner	81,208	4,352	(14,139)	71,421

Ronald G. Wellard	34,458	3,167	(2,825)	34,800

Philip B. Keenan	—	—	—	—

(1)	The accumulated value at the start of fiscal 2012 may vary from the accumulated value at the end of the fiscal 2011 due to the fluctuation in foreign exchange rates.

There were no material accrued obligations at the end of fiscal 2012 pursuant to our defined contribution pension plans.

We currently maintain a defined benefit pension plan for certain of our past and present employees in the United Kingdom. The plan was closed to new employees in June 2001. The defined benefit plan provides pension benefits based on length of service and final average earnings. The pension costs are actuarially determined using the projected benefits method pro-rated on services and management’s best estimate of the effect of future events. Pension plan assets are valued at fair value. As of April 30, 2012, the $213.3 million projected benefit obligation exceeded the fair value of the defined benefit plan assets of $138.2 million, resulting in a pension liability of $75.2 million.

Defined Benefits Plan Table

Name	Number of years credited service	Annual benefits payable		Accrued obligation at start of fiscal year $	Compensatory change $	Non- compensatory change $	Accrued obligation at fiscal year end $
		At year end $	At age 65 $
Graham Bevington	12 years and 3 months	56,252	73,549	511,984	40,505	90,235	642,724

For the purposes of the pension plan in the United Kingdom, the age of retirement is 65 years. There are provisions for early retirement starting at 55 years with the benefit decreasing for each of the years retired before 65 years. This value is determined by the plan actuary. There is no policy for granting additional years of service or additional credit of service.

18.	Employment Agreements, Termination and Change of Control

Employment Agreements

Richard D. McBee. Rich McBee is employed as our CEO. Effective as of January 13, 2011, we executed an Employment Agreement with Mr. McBee. Mr. McBee is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement. If Mr. McBee’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation we either terminate Mr. McBee’s employment without cause or Mr. McBee ends his employment relationship with us, in either case within 12 months of such change of control, he will receive a severance payment totaling 24 months’ salary and bonus compensation (paid over a 24-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Mr. McBee receives an annual base salary of $600,000, a monthly car allowance of $1,500, fuel and maintenance reimbursement for one vehicle and he participates in our standard employee benefit plans. Mr. McBee is also entitled to receive an annual targeted bonus payment of $400,000 dependent upon the achievement of business goals and subject to the approval of the compensation committee of our Board. In addition, pursuant to the terms of his employment agreement, Mr. McBee was granted options to purchase 2,000,000 Common Shares (500,000 of which are performance based and the remaining 1,500,000 are regular time-based). Mr. McBee’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Steven E. Spooner. Steve Spooner is employed as our CFO, reporting to our President and CEO. Effective as of March 12, 2010, we executed an Amended and Restated Employment Agreement with Mr. Spooner under which he is employed for an indefinite term, subject to termination in accordance with its terms. If Mr. Spooner’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation we either terminate Mr. Spooner’s employment without cause or Mr. Spooner ends his employment relationship with us, in either case within 12 months of such change of control, he will receive a severance payment totaling 18 months’ salary and bonus compensation (paid over an 18-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Spooner is entitled to a lump sum payment of one year’s total salary plus bonus and, in addition, accelerated vesting of 25% of any remaining unvested options. Mr. Spooner receives an annual base salary of C$425,000, stock options, a monthly car allowance of C$1,000, fuel and maintenance reimbursement for one vehicle and he participates in our standard employee benefit plans. Mr. Spooner is also entitled to receive an annual bonus payment in an amount determined by the Compensation Committee of our Board, in its sole discretion. Mr. Spooner’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Graham Bevington. Graham Bevington is employed as our Executive Vice President Sales, Service, Marketing International, reporting to our President and CEO. Mr. Bevington is employed for an indefinite term, subject to termination in accordance with the terms of his employment letter agreement, as amended. If Mr. Bevington is terminated without cause, he will receive a severance payment totaling a minimum of six months’ notice of termination. Mr. Bevington receives an annual base salary of £130,000, stock options, a monthly car allowance of £866, fuel and maintenance reimbursement for one vehicle and he participates in our standard employee benefit plans. Mr. Bevington is also entitled to receive an annual bonus payment related to his achievement of defined targets. Mr. Bevington’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Ronald G. Wellard. Ron Wellard is employed as our Executive Vice President, General Manager, Mitel Communications Solutions, reporting to the President and CEO. Effective as of March 12, 2010, we executed an Amended and Restated Employment Agreement with Mr. Wellard. Mr. Wellard is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Wellard’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation we either terminate Mr. Wellard’s employment without cause or Mr. Wellard ends his employment relationship with us for “Good Reason” (as that term is defined in his employment agreement), in either case within 12 months of such change of control, he will receive a severance payment totaling 12 months’ salary and bonus compensation (paid over an 12-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Wellard is entitled to a lump sum payment of one year’s total salary plus bonus and, in addition, accelerated vesting of 25% of any remaining unvested options. Mr. Wellard receives an annual base salary of C$310,000, stock options, an annual car allowance of C$8,000, fuel and maintenance reimbursement for one vehicle and he participates in our standard employee benefit plans. Mr. Wellard is also entitled to receive an annual bonus payment in an amount determined by the compensation committee of our Board, in its sole discretion. Mr. Wellard’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Philip B. Keenan. Philip Keenan is employed as our Executive Vice President Sales, Service, Marketing Americas, reporting to our CEO. Mr. Keenan receives an annual base salary of $285,000, stock options, an annual car allowance of $8,000, fuel and maintenance reimbursement for one vehicle and participates in our standard employee benefit plans. Mr. Keenan is also entitled to receive an annual bonus payment in an amount determined by the Compensation Committee, in its sole discretion. Mr. Keenan’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property. Effective as of May 1, 2012, we entered into an Amended and Restated Employment Agreement with Mr. Keenan. Mr. Keenan is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Keenan’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation we terminate Mr. Keenan’s employment without cause within 12 months of such change of control, he will receive a severance payment totaling 12 months’ salary and bonus compensation (paid over a 12-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Keenan is entitled to a lump sum payment of one year’s total salary plus bonus and, in addition, accelerated vesting of 25% of any remaining unvested options.

Information regarding payments to our NEOs in the event of a termination or a change in control may be found in the table below. This table sets forth the estimated amount of payments each NEO would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on April 30, 2012 and using average exchange rates for fiscal 2012. The salary payments are calculated based on the salaries stated in the employment agreements of each NEO as of April 30, 2012. Amounts potentially payable under plans which are generally available to all salaried employees, such as health, life and disability insurance, are excluded from the table. Actual payments made at any future date may vary, including the amount the NEO would have accrued under the applicable benefit or compensation plan as well as the price of the common shares.

In the event of retirement, resignation or termination for cause, no salary, benefits or other compensation is payable to a NEO beyond the last effective date of employment and the NEO would only be entitled to exercise options that had already vested or would continue to vest in accordance with the plan under which they were granted.

Potential Payments upon Termination or Change of Control

	Termination without Cause		Change of Control
Name	Salary and Bonus(1)	Equity Vesting(4)	Salary and Bonus(1)	Equity Vesting(5)
Richard D. McBee	$2,028,944	$—	$2,028,944	$—
Steven E. Spooner	$1,076,313	$129,167	$1,076,313	$16,625
Graham Bevington(2)	$189,126	$20,053	$189,126	$8,313
Ronald G. Wellard	$470,060	$36,722	$470,060	$14,963
Philip B. Keenan(3)	$—	$—	$—	$—

(1)	In addition, upon termination without cause or a change of control resulting in termination, each NEO would be entitled to:

•	benefit continuation during the severance or notice periods, as applicable, or where not available, a cash payment in-lieu,

•	a payment equal to car allowance over the applicable period, and

•	in respect of pension, an amount equal to the employer contribution over the applicable period.

In the event of a change of control without termination, each NEO would only be entitled to the indicated payments under “Change of Control” – “Equity Vesting”. No payments for salary or bonus would be payable.

(2)	Mr. Bevington is not subject to the terms and conditions of an executive employment agreement. Payments for salary and bonus are based on the terms of a letter agreement which specifies that each party must provide not less than six months notice of termination of employment, or such longer period as may be provided for pursuant to the Employment Protection (Consolidation) Act 1978.
(3)	Mr. Keenan was not subject to the terms and conditions of an executive employment agreement prior to May 1, 2012. As at April 30, 2012, on termination without cause, payments for salary and bonus would be based on the terms of our standard employment policies in effect as of the date of termination. Equity vesting amounts would be based on the terms of our 2006 Equity Incentive Plan. If we assume that any of the events giving rise to payments reflected in the table above occurred on May 1, 2012, rather than April 30, 2012, the amounts that would be included in each of the columns in respect of Mr. Keenan would be 451,438, $16,406, 451,438 and $23,625 respectively.
(4)	The amounts related to stock options and other equity awards are based upon the fair market value of the common shares of $4.75 per share as reported on the Nasdaq on April 30, 2012, the last trading day of the Corporation’s fiscal year.
(5)	Upon a change of control, all vested options are paid out at the change of control price. The amounts related to stock options and other equity awards are based upon a value of the common shares of $5.08 per share (change of control price), which is the highest per share price in the 5 trading days prior to April 30, 2012 as reported on the Nasdaq, as required by the plan under which the specific stock options or awards were granted.

D.	INTEREST OF MANAGEMENT, NOMINEES AND OTHERS IN MATERIAL TRANSACTIONS

19.	Transactions Involving Related Parties

The Audit Committee of the Board reviews and approves related party transactions between the Corporation and persons or entities that are deemed to be related parties to the Corporation to ensure that the terms are fair and reasonable to the Corporation and to ensure that corporate opportunities are not usurped. The Audit Committee provides a report to the Board that includes:

•	a summary of the nature of the relationship with the related party and the significant commercial terms of the transaction, such as price and total value;

•	the parties to the transaction;

•	an outline of the benefits to the Corporation of the transaction;

•	whether terms are at market and whether they were negotiated at arm’s length; and

•	for related party transactions involving our officers or directors, whether there has been any loss of a corporate opportunity.

20.	Kanata Research Park Corporation (KRPC)

We lease our Ottawa-based headquarters facilities from KRPC, a corporation wholly-owned by our chairman, Dr. Matthews. We negotiated the lease in the second quarter of fiscal 2011 under terms and conditions that management believes reflected then-current market rates. The lease has an initial term of five years and three months ending on February 15, 2016 and can be renewed at our option for an additional five years. The lease contains property reinstatement terms which have not been accrued at this time as the amount is not estimable. The lease contains certain changes in the rental rate over the term of the lease. During fiscal 2012, we recorded lease payments for base rent and operating costs of $5.3 million. At April 30, 2012, balances payable relating to the lease totaled nil.

21.	Parties Related to Dr. Matthews (“Matthews Group”)

We have entered into technology transfer, technology licensing and distribution agreements with certain companies related to Dr. Matthews under terms reflecting what management believes were prevailing market conditions at the time the agreements were entered into. These companies develop technology that we integrate with, distribute or sell alone or as part of our own products. In the normal course of business, we may enter into purchase and sale transactions with other companies related to Dr. Matthews under terms reflecting what management believes are then-prevailing market conditions.

We paid $1.0 million for the option to invest in a company based in India, over which company the Matthews Group has significant influence. Sales to and purchases from this company, arising in the normal course of business, were $1.1 million and $0.7 million, for the fiscal years ended April 30, 2012 and April 30, 2011, respectively. In addition, we made sales to and purchases from other companies related to the Matthews Group, arising in the normal course of business, of $0.7 million and $6.6 million, respectively, for the year ended April 30, 2012. The net balance receivable and payable at April 30, 2012 as a result of all of these transactions were $1.5 million and $0.9 million, respectively.

By way of letter agreements between Dr. Matthews and Mr. Donald Smith, a director and our former CEO, dated March 1, 2002, as amended, Dr. Matthews granted to Mr. Smith options to purchase 200,000 of our Common Shares owned by Dr. Matthews. These options expired unexercised in March 2012.

22.	Francisco Partners Group

During the third quarter of fiscal 2010, an affiliate of the Francisco Partners Group purchased $21.2 million in principal of Mitel’s outstanding second lien term debt. The Matthews Group had a 40% participating interest in the second lien term debt held by such affiliate of the Francisco Partners Group but was neither a party to nor a lender under the second lien term debt and had no contractual rights or enforcement rights against the Corporation in connection with its participating interest in such second lien debt. In the third quarter of fiscal 2011, the affiliate sold $11.2 million of face value of the debt, which included the Matthews Group’s 40% participating interest. At April 30, 2012, the affiliate of the Francisco Group held $10.0 million of the Corporation’s second lien term debt.

Interest of $0.2 million was expensed during fiscal 2012 relating to the second lien debt held by an affiliate of the Francisco Partners Group.

23.	Registration Rights

In connection with the financing of the acquisition of Inter-Tel in 2007, the Corporation entered into a registration rights agreement dated August 16, 2007 with a number of its Shareholders, including the Francisco Partners Group, Morgan Stanley Principal Investments Inc., EdgeStone, Dr. Matthews and Wesley Clover Corporation. The registration rights agreement (the “Registration Rights Agreement”) was amended and restated as of the date of closing of our initial public offering. The Registration Rights Agreement provides for the registration of the shares held by such Shareholders under the securities laws of the United States and/or the qualification for distribution of the shares held by such Shareholders under the securities laws of the provinces and territories of Canada. Mr. Ball and Mr. Kowal are both partners of Francisco Partners Management, LLC. Dr. Matthews is the Chairman of the Board.

24.	Shareholders’ Agreement

Mitel, the Francisco Partners Group and the Matthews Group, are parties to a shareholders’ agreement (the “Shareholders’ Agreement”) which became effective at the closing of our initial public offering. The Shareholders’ Agreement covers matters of corporate governance, restrictions on transfer of Common Shares and information rights.

Board Nomination Rights

Pursuant to the terms of the Shareholders’ Agreement, the Francisco Partners Group is entitled to nominate three members of the Board, the Matthews Group is entitled to nominate two members of the Board, and the number of directors is to consist of no more than 10 members. The Shareholders’ Agreement provides that so long as the Francisco Partners Group beneficially owns at least 15% of our outstanding Common Shares, the Francisco Partners Group may nominate three members of the Board; that so long as the Francisco Partners Group beneficially owns at least 10% of our outstanding Common Shares, the Francisco Partners Group may nominate two members of the Board; and that so long as the Francisco Partners Group beneficially owns at least 5% of our outstanding Common Shares, the Francisco Partners Group may nominate one member of the Board. The Shareholders’ Agreement also provides that so long as the Matthews Group beneficially owns at least 10% of our outstanding Common Shares, the Matthews Group may nominate two members of the Board; and that so long as the Matthews Group beneficially owns at least 5% of our outstanding Common Shares, the Matthews Group may nominate one member of the Board. The Shareholders’ Agreement also provides that each of the Francisco Partners Group and the Matthews Group, to the extent they beneficially own at least 5% of our outstanding Common Shares, will nominate our Chief Executive Officer to serve as a member of the Board. The Francisco Partners Group and the Matthews Group will lose its respective right to nominate any Board members upon such party holding or controlling less than 5% of our outstanding Common Shares. Each of the Francisco Partners Group and the Matthews Group agree to vote their shares in favour of the election or removal of the other party’s nominees.

Committee Representation

The Shareholders’ Agreement provides that, for so long as the Francisco Partners Group beneficially owns at least 10% of our outstanding Common Shares, unless prohibited by U.S. federal securities laws or the Nasdaq rules, the Francisco Partners Group is entitled to designate one member of each committee of the Board, other than the Audit Committee.

Special Approval Rights of the Francisco Partners Group

The Shareholders’ Agreement provides that the Corporation may not take certain significant actions without the approval of the Francisco Partners Group, so long as the Francisco Partners Group owns at least 15% of our outstanding Common Shares. These actions include:

•	amendments to the Corporation’s articles or by-laws;

•	issuance of any securities that are senior to the Common Shares in respect of dividend, liquidation preference or other rights and privileges;

•

issuance of equity securities or rights, options or warrants to purchase equity securities, with certain exceptions where we issue securities pursuant to our 2006 Equity Incentive Plan, in connection with acquisitions that involve the issuance of less than $25 million of our securities, upon the conversion of currently outstanding warrants, as consideration paid to consultants for services provided to us, or in connection with technology licensing or other non-equity interim financing transactions;

•	declaring or paying any dividends or making any distribution or return of capital, whether in cash, in stock or in specie, on any equity securities;

•	incurring, assuming or otherwise becoming liable for debt obligations, incurring additional indebtedness in connection with our leasing program, or incurring up to $50 million in new indebtedness;

•

mergers, acquisitions, sales of assets or material subsidiaries, or the entering into any joint venture, partnership or similar arrangement that have a value of more than $25 million per such transaction;

•	any change in the number of directors that comprise the Board;

•

an amalgamation, merger or other corporate reorganization by the Corporation with or into any other corporation (other than a short-form amalgamation with a wholly-owned subsidiary); or an agreement to sell or sale of all or substantially all of our assets or other transaction that has the effect of a change of control of the Corporation; and

•	any liquidation, winding up, dissolution or bankruptcy or other distribution of our assets to our Shareholders.

All of the provisions of the Shareholders’ Agreement are expressly subject to any requirements as to governance imposed by applicable securities laws and by any exchange on which our securities are listed.

Information Rights

So long as any party to the Shareholders’ Agreement holds at least 10% of our outstanding Common Shares, such Shareholder will have the right to receive from the Corporation monthly consolidated financial results, copies of all other financial statements, reports or projections, and material information provided to our lenders, and such additional information regarding its financial position or business as such Shareholder reasonably requests.

Restrictions on Transfer of our Common Shares

Until such time as a party to the Shareholders’ Agreement holds less than 5% of our outstanding Common Shares, Common Shares held by such Shareholder shall only be transferrable pursuant to (i) a tag-along or drag-along sale, (ii) a permitted transferee and among the parties to the Shareholders’ Agreement, (iii) transfers in broker’s sales in accordance with Rule 144 under the Securities Act (including its volume and manner of sale limitations) and (iv) pursuant to a registration statement provided for in the Registration Rights Agreement.

The Francisco Partners Group, so long as it owns or controls at least 10% of our outstanding Common Shares, is entitled to drag the other parties to the Shareholders’ Agreement into a non-affiliated change of control transaction if 50.1% of our outstanding Common Shares have voted in favour of that transaction or tendered into it. Notwithstanding the foregoing, the Francisco Partners Group’s drag along rights do not apply at any time that the Matthews Group owns or controls a greater percentage of our outstanding Common Shares than the Francisco Partners Group.

Also, until such time as the Francisco Partners Group has sold or transferred $281.3 million of Common Shares pursuant to a registration statement or no longer owns at least 10% of our outstanding Common Shares, the Matthews Group may not sell or transfer more than an aggregate of $50 million of Common Shares (measured in gross proceeds and taking into account sales made under Rule 144 under the Securities Act) pursuant to a registration statement. This provision expires automatically on April 27, 2015.

E.	BUSINESS TO BE TRANSACTED AT THE MEETING

25.	Financial Statements

The consolidated financial statements of the Corporation for the fiscal year ended April 30, 2012 have been provided to the Shareholders as part of our 2012 Annual Report on Form 10-K, which is included with these proxy materials and is available on our website at http://investor.mitel.com, as well as at www.sec.gov and www.sedar.com. In accordance with the provisions of the CBCA, the financial statements will not be the subject of any vote at the Meeting.

26.	Annual Resolution No. 1 – Election of Directors

The articles of the Corporation provide for a board of directors of not less than three directors and not more than 15 directors to be elected annually, with the fixed number of directors within such range authorized by the directors of the Corporation from time to time. The directors of the Corporation have fixed the number of directors at eight and there are eight directors being nominated. Each director who is elected will hold office until the next annual meeting of Shareholders, or until a successor is duly elected or appointed, unless the office is earlier vacated in accordance with the by-laws of the Corporation, the CBCA or the Shareholders’ Agreement (as defined and discussed above under the heading “Interest of Management, Nominees and Others in Material Transactions”).

Each of the nominees proposed for election in this proxy circular is currently an incumbent director. Pursuant to the Shareholders’ Agreement, the Board must be comprised of no more than ten members with the Francisco Partners Group entitled to nominate three directors to the Board as long as it beneficially owns more than 15% of the outstanding Common Shares and the Matthews Group entitled to nominate two directors to the Board as long as it beneficially owns more than 10% of the outstanding Common Shares. In addition, as long as each of the Francisco Partners Group and the Matthews Group beneficially owns at least 5% of the outstanding Common Shares, they have agreed to nominate the Chief Executive Officer of the Corporation to the Board. Francisco Partners currently has two nominees, being Benjamin H. Ball and Andrew J. Kowal. Terence H. Matthews and Peter D. Charbonneau are nominees of the Matthews Group. The parties to the Shareholders’ Agreement agreed, among other matters, to act and vote from time to time so that, on any election of directors by the Shareholders of the Corporation, the nominees of the Francisco Partners Group and the Matthews Group and the Chief Executive Officer (or equivalent) are elected.

The persons named in the form of proxy will, unless a Shareholder has instructed that the Common Shares it represents be WITHHELD from voting in respect of the election of directors or unless someone else is appointed as proxy holder, be voted FOR the election of the nominees for director listed below. In the event a nominee is unable or unwilling to serve, an event that management has no reason to believe will occur, the persons named in the form of proxy will vote for a substitute nominee in accordance with his or her best judgment.

The following table sets forth the name of each person nominated for election as a director; the period or periods of service as a director; the principal occupation, business or employment, and all positions with the Corporation and any significant affiliate of ours, within the preceding five years, as well as the number of shares beneficially owned or over which control or direction is exercised. All of the listed nominees currently serve as directors of the Corporation.

Name and Municipality of Residence	Principal Occupation	Shares Beneficially Owned or Controlled(1)
Dr. Terence H. Matthews Ottawa, Ontario, Canada Director since: February 16, 2001	Chairman of the Board of the Corporation since February 2001; Chairman of the Board of March Networks Corporation from June 2000 to April 2012; Chairman and/or Director of a number of other companies.	12,080,610 Common Shares
Richard D. McBee Dallas, Texas, U.S.A. Director since: January 19, 2011	Chief Executive Officer and President of the Corporation since January, 2011. Prior to joining the Corporation, President of the Communications & Enterprise Group of Danaher Corporation since 2007; prior to that he held various positions with Tektronix over a fifteen year period.	50,000 Common Shares
Benjamin H. Ball San Francisco, California, U.S.A. Director since: October 23, 2007; Chair of the Compensation Committee; Member of the Nominating and Corporate Governance Committee	Managing Director of Francisco Partners L.P. since August 1999.	— (2)

Name and Municipality of Residence	Principal Occupation	Shares Beneficially Owned or Controlled(1)
Peter D. Charbonneau Ottawa, Ontario, Canada Director since: February 16, 2001; Chair of the Audit Committee; Chair of the Nominating and Corporate Governance Committee	General Partner of Skypoint Capital Corporation since January 2001.	13,899 Common Shares
Jean-Paul Cossart Versailles, France Director since: October 23, 2007; Member of the Audit Committee and of the Nominating and Corporate Governance Committee	Associate Director of Infoteria sas of France since 2004.	—
Andrew J. Kowal San Francisco, California, U.S.A. Director since: July 2, 2009; Member of the Nominating and Corporate Governance Committee	Principal of Francisco Partners L.P. since 2001.	— (2)
John McHugh Newcastle, California, U.S.A. Director since: March 12, 2010; Member of the Compensation Committee and of the Nominating and Corporate Governance Committee	Chief Marketing Officer of Brocade Communications; prior to his current role, Vice President and General Manager of Nortel Networks Limited’s Enterprise Network Solutions Business Unit.	—
Henry L. Perret Austin, Texas, U.S.A. Director since: March 12, 2010; Member of the Audit Committee and of the Nominating and Corporate Governance Committee	President and Chief Executive Officer of the Capital Area Food Bank of Texas; from 2007 to 2010, he was Senior Vice President and General Manager of the Communication Products Group of Zarlink Semiconductor; prior to that he held the position of President and Chief Executive Officer for Legerity, Inc. from 2003 to 2007.	30,000

(1)	Certain spouses of nominees own Shares. The relevant nominees disclaim beneficial ownership of such Common Shares.
(2)	Certain funds managed by Francisco Partners II, L.P., of which Mr. Ball and Mr. Kowal are Principals, own or control, directly or indirectly, 20,160,873 Common Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions.

Skypoint Capital Corporation invests in new ventures that may involve risks. As a result, Mr. Charbonneau was a director of Metconnex Inc., which went into receivership in 2006 and was a director of Trellia Neworks Corporation, which filed a proposal under the Canadian Bankruptcy and Insolvency Act that was accepted by the Courts in February, 2011.

Similarly, Francisco Partners L.P. invests in new ventures in early stages which involves risk and, as a result, Mr. Kowal served as a director of MagnaChip Semiconductor LLC which filed for bankruptcy protection in the U.S. Bankruptcy Court of the District of Delaware in June, 2009.

Mr. McHugh took a position as Vice President and General Manager of the Enterprise Data Networking Product Unit for Nortel Networks in December, 2008. In January, 2009, Nortel Networks filed for Chapter 11 bankruptcy protection in Canada, the United States and the United Kingdom.

No other director has, in the past 10 years, been an officer or director of a company that has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

None of the directors have been a director or officer of a company in the last 10 years that is or was subject to a cease trade order, an order similar to a cease trade order or an order that denied such company access to any exemption under securities legislation.

None of the directors have, in the last 10 years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets.

None of the directors have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or have entered into a settlement agreement with a securities regulatory authority or any other penalties or sanctions imposed by a court or regulatory body.

27.	Annual Resolution No. 2 – Appointment and Remuneration of Auditors

Appointment of Auditors

On the recommendation of the Audit Committee, management proposes to present a resolution (“Annual Resolution No. 2”) to appoint Deloitte & Touche LLP, Chartered Accountants, Ottawa, Ontario, as auditors of the Corporation for the fiscal year ending April 2013 to hold office until the close of the next annual meeting of Shareholders and to authorize the directors to determine and fix the remuneration of the auditors. Deloitte & Touche LLP were first appointed auditors of the Corporation on December 4th, 2001.

Remuneration of Auditors

In the past, the Audit Committee has negotiated with the auditors of the Corporation on an arm’s length basis for the purpose of determining the fees to be paid to the auditors. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors. Management believes that the fees negotiated in the past with the auditors of the Corporation were reasonable in the circumstances and would be comparable to fees charged by other auditors providing similar services.

The persons named in the form of proxy will, unless a Shareholder has instructed that the shares it represents be WITHHELD from voting in respect of the appointment of auditors or someone else is appointed as proxy holder, be voted FOR the appointment of Deloitte & Touche LLP as auditors of the Corporation and to authorize the directors to determine and fix the remuneration of the auditors.

F.	OTHER MATTERS

Management of the Corporation knows of no amendment or variation to the matters referred to in the Notice of Meeting and of no other business to be brought before the Meeting. If any amendment, variation or other business is properly brought before the Meeting, the form of proxy confers discretion on the persons named on the form of proxy to vote on any amendment or variation of the matters referred to in the notice of Meeting or any other business in accordance with their best judgment.

The CBCA provides that, in certain circumstances, eligible Shareholders are entitled to submit to the Corporation notice of a matter that such Shareholder proposes to raise at a meeting of Shareholders. The final date by which we must receive such a proposal to be raised at our next annual meeting of Shareholders (subsequent to this meeting) is March 23, 2013. Any eligible Shareholder who may wish to exercise this right should carefully consider whether they are eligible to make such a proposal, and comply with the relevant provisions of the CBCA.

CERTIFICATE

The contents and the distribution of this Circular have been approved by the Board of Directors of the Corporation.

DATED June 22, 2012 on behalf of the Board of Directors.

“Richard McBee”

Richard D. McBee

Chief Executive Officer and President

Ottawa, Ontario, Canada

SCHEDULE A

ANNUAL RESOLUTION NO. 1

RESOLVED AS A RESOLUTION OF THE SHAREHOLDERS OF MITEL NETWORKS CORPORATION THAT:

The following persons are elected as directors of the Corporation until the next annual meeting of Shareholders or until their successor is elected:

Benjamin H. Ball	Peter D. Charbonneau

Jean-Paul Cossart	Andrew J. Kowal

Terence H. Matthews	Richard D. McBee

John P. McHugh	Henry L. Perret

SCHEDULE B

ANNUAL RESOLUTION NO. 2

RESOLVED AS A RESOLUTION OF THE SHAREHOLDERS OF MITEL NETWORKS CORPORATION THAT:

Deloitte & Touche LLP are appointed the auditors of the Corporation until the close of the next annual meeting of the Shareholders, or until a successor is appointed, at such remuneration as may be determined by the directors, and the directors are authorized to fix such remuneration.